Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Rockwell Medical, Inc. and Subsidiaries on Form S-3 (Nos. 333-266135, 333-259923, 333-228437, 333-160710, 333-148601, 333-135872, and 333-273983) and Form S-8 (Nos. 333-266892, 333-238889, 333-237229, 333-227365, 333-204653, 333-196752, 333-189586, 333-182043, 333-176524, 333-169003, 333-160135, 333-153046, 333-146817, and 333-273985) of our report dated March 21, 2024, on our audit of the consolidated financial statements as of December 31, 2023 and for the year then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 21, 2024.

/s/ EisnerAmper LLP

EISNERAMPER LLP
West Palm Beach, Florida
March 21, 2024